Exhibit 10.10

Non-Employee Director Compensation Schedule

(As Amended and Restated Effective as of January 5, 2007)

Director Annual Retainer	$35,000 (to be paid in arrears on a bi-annual basis)
Semi-Annual Restricted Stock Unit Grant

Grants to be made to each non-employee director (other than a newly elected/appointed director) each year on a semi-annual basis (subject to the director remaining in service on the date of grant)

First grant to be made at the first regularly scheduled Board meeting of each calendar year and second grant to be made on the last business day in August of each year (each grant will have a grant date fair market value equal to $17,500, and the number of shares that will be awarded will be based on the fair market value of a share of common stock on the date of grant)

Each grant will vest in full on the first anniversary of the date of grant

One-Time Restricted Stock Unit Grant (for newly elected/appointed directors only)

Fair market value on date of grant of $75,000 (number of shares awarded will be based on the fair market value of a share of common stock on the date of grant); subject to annual vesting over a 3-year period from the date of grant

Grant to be made to a newly elected/appointed director in lieu of the first year’s restricted stock unit grant described above, on the effective date of his/her election/appointment

Settlement of Restricted Stock Units	Once vested, restricted stock units will not be settled (i.e., shares will not be delivered) until such time as the director ceases to be a director of the Company for any reason

Upon a “Sale of the Company” (as defined in the Aventine Renewable Energy Holdings, Inc. 2003 Stock Incentive Plan) (i) restricted stock units that are then unvested will fully vest and (ii) all restricted stock units shall be settled

Chairman of the Board — Additional Annual Retainer	$65,000 (to be paid in arrears on a quarterly basis)
Audit Committee Chair — Additional Annual Retainer	$10,000 (to be paid in arrears on a quarterly basis)
Chair of each other Board Committee — Additional Annual Retainer	$5,000 (to be paid in arrears on a quarterly basis)
Board Meeting Fee	$1,500 ($750 for telephonic Board meetings)
Committee Meeting Fee	$750
Director Ownership Requirement

•           5,000 shares of common stock (which shall include shares underlying vested restricted stock units that have not been settled)

•           Five years to reach ownership requirement (measured from January 1, 2006 for existing directors and from his/her election/appointment to the Board for other directors)

•           Directors may not sell vested restricted stock (other than to satisfy minimum tax withholding obligations at the time of vesting) until the ownership requirement is met

Out of Pocket Expenses	Reimbursement for reasonable out of pocket expenses incurred in connection with Board Meetings or other company business